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                                                                    EXHIBIT 10.1

                                 EQUIFAX INC.
             1988 PERFORMANCE SHARE PLAN FOR OFFICERS, AS CAMENDED
                              THROUGH MARCH 1998


                                 ARTICLE I

                                 PURPOSE



The purpose of the plan is to provide incentive to key Officers of the corporation (Equifax Inc. and/or its subsidiaries) who contribute in a substantial degree to the long-term success of the Company, to provide a means for such Officers to participate in such success and to assist in attracting and retaining the highest quality people in key executive positions.



                                  ARTICLE II

                                  DEFINITIONS



The following words and phrases shall have the respective meanings set forth below (unless the context indicates otherwise).



(1) "Approval of Shareholders" shall mean the affirmative vote of the holders of at least a majority of the shares of common stock of the Company then outstanding.



(2) "Committee" shall mean the Management Compensation Committee of the Equifax Inc. Board of Directors, as the same from time to time may be constituted.



(3) "Common Stock" means the Common Stock, $2.50 par value per share, of the Company.



(4)  "Company" shall mean Equifax Inc.


(5) "Earnings Per Share" shall mean, with respect to any fiscal year of the Company, the Company's primary earnings per share after taxes from continuing operations for such fiscal year, as determined in accordance with generally accepted accounting principles consistently applied, as shown in the (consolidated) financial statements of the Company for such fiscal year certified by its independent certified public accountants, but excluding capital gains or losses, extra-ordinary items (including any acquisition or divestiture which is reported on Form 8-K) and the amount accrued for the expense of this plan, all on an after-tax basis, based on applicable tax law on the date the Share Unit is awarded, so that any change or changes in any tax or accounting law or regulation during the course of the Measurement Period will be disregarded in determining the amount of awards to be distributed following the close of the Measurement Period.
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(6)  "Economic Value Added" or "EVA" shall mean, with respect to any fiscal year of the Company, the Company's net operating profit after income taxes ("NOPAT") less a capital charge for using the capital that is needed to generate the Company's NOPAT. NOPAT is defined to be the Company's operating income plus goodwill amortization and imputed interest on operating leases, all on an after tax basis. Operating income shall be determined in accordance with generally accepted accounting principles consistently applied, as shown in the (consolidated) financial statements of the Company for such fiscal year certified by its independent certified public accountants, but excluding capital gains or losses, extra-ordinary items (including any acquisition or divestiture which is reported on Form 8-K) and the amount accrued for the expense of this plan, all on an after-tax basis, based on applicable tax law on the date the Share Unit is awarded, so that any change or changes in any tax or accounting law or regulation during the course of the Measurement Period will be disregarded in determining the amount of awards to be distributed following the close of the Measurement Period. Capital charge is determined by multiplying (a) capital by (b) the cost of capital. The cost of capital is the weighted average cost of the Company's debt and shareholder's equity, as determined on a consistent basis. Capital is defined as the Company's total assets, less (a) current liabilities, (b) cash and cash equivalents, (c) deferred income tax assets and (d) intangible assets recorded under Statement of Financial Accounting Standards No. 87, "Employers' Accounting for
     Pensions," plus (a) accumulated goodwill amortization, (b) present value of operating leases, (c) short-term debt and current maturities of long-term debt and (d) implied goodwill relating to acquisitions accounted for on a "pooling of interest" basis.



(7) "Eligible Officer" shall mean Equifax Inc. elected Officers and any other key Officer of Equifax Inc. or a subsidiary or division of Equifax Inc. as determined by the Committee, from time to time, including any such Officer who is a Director. An Eligible Officer shall not include an Officer who is not a full-time employee, even though said Officer is a Director, except that a person who was an Eligible Officer and a Director immediately prior to his retirement as an employee of the Company shall continue to be an Eligible Officer so long as he retains his position as an Officer and Director.



(8) "Measurement Period" shall mean the three fiscal years of the Company commencing with the fiscal year 1988, provided awards of share units are made prior to July 31, 1988; otherwise, it shall mean the three fiscal years of the Company commencing with the fiscal year following that in which the award of a particular share unit is made; except that the Measurement Period for a Share Unit awarded in the first quarter of the fiscal year shall be the three fiscal years of the Company commencing with the fiscal year in which the award is made.



(9) "Return on Equity" shall mean, with respect to any Measurement Period, the percentage determined by dividing the sum of the Company's net earnings after taxes from continuing operations, as shown in the financial statements of the Company for such fiscal years certified by its independent certified public accountants, but excluding capital gains or losses, extraordinary items (including any acquisition or divestiture which is reported on Form 8-K) and the amount accrued for the expense of this plan, all on an after-tax basis, for the three fiscal years included in the Measurement Period by the sum of the shareholders' equity of the Company as of the beginning of each such year, based on applicable tax law on the date the Share Unit is awarded, so that any change or changes in any tax or

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     accounting law or regulation during the course of the Measurement Period will be disregarded in determining the amount of awards to be distributed following the close of the Measurement Period.


(10) "Share Unit" shall mean the right to receive, subject to the provisions of Articles V and VI of this plan, one share of Common Stock plus an amount of cash equivalent to all cash dividends that would have been paid to the holder of such Share Unit, if one share of Common Stock had been issued to the holder on the date the Share Unit was issued. Provided, however, that in no event will such cash equivalent to dividends be paid on any Share Units forfeited.



                                 ARTICLE III

                                 ELIGIBILITY



All Equifax Inc. elected Officers, and any other key Officers of Equifax Inc. or its subsidiaries or divisions, as determined by the Committee, from time to time, shall be eligible for participation in this plan.



                                  ARTICLE IV

                          ADMINISTRATION OF PLAN AND

                           SELECTION OF PARTICIPANTS



This plan shall be administered by the Committee, and the Committee shall (1) construe and interpret the plan, (2) make such reasonable rules and regulations for the administration of the plan as it deems advisable, and (3) determine, from time to time, those Officers who are to be awarded Share Units and the number of Share Units to be awarded to each such Officer. No participant may be awarded more than 100,000 share units during any fiscal year. In construing and interpreting the plan, including the appropriateness of the forfeiture provisions, the Committee is authorized to modify, from time to time, such forfeiture provisions so as to eliminate forfeitures of Share Units where, in the Committee's judgment, circumstances encountered over the Measurement Period warrant such modification. Any determination by the Committee in administering, interpreting or construing the plan in accordance with this Article shall be final, binding and conclusive for all purposes and upon all interested persons.

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                                   ARTICLE V

                       NUMBER OF SHARES SUBJECT TO PLAN
                  ADJUSTMENTS, EFFECTIVE DATE AND TERMINATION



Subject to the provisions hereafter in this Article set forth, the number of shares of Common Stock issued under this plan shall not exceed 600,000. In the event that the Common Stock should, as a result of a stock-split, stock dividend, reclassification, reorganization, recapitalization, combination of shares or any other similar change, be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of any affiliated corporation or entity, the number of shares of Common Stock then subject to Share Units previously granted and then outstanding, and the remaining shares of Common Stock which may be issued under this plan, shall be appropriately adjusted by the Committee to reflect such change or exchange; provided, however, that any fractional shares resulting from any such adjustments shall be disregarded and the number of shares rounded to the next lower whole number. If any Shares of Common Stock represented by Share Units awarded under this plan are forfeited, canceled, or otherwise fail to be issued, whether for failure to satisfy the conditions set forth in Article VI hereof or otherwise, such Common Stock shall return to the status of authorized but unissued under the plan. Subject to the approval of the shareholders of the Company, this plan shall become effective for the year commencing January 1, 1988. No Share Units may be awarded under this plan after January 31, 2000.



                                 ARTICLE VI

                         RIGHT TO RECEIVE COMMON STOCK
                           AND DIVIDEND EQUIVALENTS



Subject to the provisions of Article V and this Article VI, the holder of each Share Unit shall be entitled to receive the Common Stock and cash to which such unit entitles him as soon as practical after the end of the Measurement Period with respect to that unit; provided, however, that:



(a) Each Share Unit awarded under the plan shall be forfeited and canceled in all respects, and no Common Stock or cash shall be delivered or paid to the holder thereof, in the event that:



     (i) The employment of such holder by the Company is terminated, either voluntarily or involuntarily, by the Company or the holder, for any reason whatsoever (subject to the provisions of Article VII hereof) prior to the end of the Measurement Period for that Share Unit, or



     (ii) The employment status of the holder has changed prior to the end of the Measurement Period for that Share Unit so that the holder is no longer an Eligible Officer.



     (iii) The Return on Equity for the initial Measurement Period for such Share Unit is less than twenty percent (20%).



(b) A portion, or all, of each award of Share Units shall be forfeited and canceled in all respects, and no Common Stock or cash shall be delivered or

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     paid with respect to the portion of such award so forfeited and canceled, in the event that the aggregate Earnings Per Share for the initial Measurement Period with respect to the Share Units which were the subject of such award is not at least equal to an index of 399 (or 15% compounded rate of increase) of the Earnings Per Share for the fiscal year (the "Base Year") immediately preceding such Measuring Period. The portion of each such award to be forfeited shall be determined in accordance with the following table:



          If Aggregate Earnings Per
          Share for Measurement Period
          as an index of Earnings Per                 Percentage of Share
             Share for Base Year is                     Units Forfeited
          ----------------------------                -------------------

          At Least      But Less Than

           399               --                              None
           381               399                               10%
           364               381                               25%
           350               364                               50%
           ---               350                              100%


(c) The Committee shall establish, for each Measurement Period commencing after 1995, the Company goals based on one or more of the following measures:
     (a) aggregate Earnings Per Share, (b) aggregate Return on Equity, (c) Economic Value Added and/or (d) the Company's common stock price. The Committee may also establish such additional goals as the Committee, in its discretion, deems appropriate. These goals will be established on or before the date any Share Units relating to said Measurement Period are awarded. The goals will be established with consideration given to the economic conditions existing at the time said goals are established. A portion, or all, of each award of Share Units shall be forfeited and canceled in all respects, and no Common Stock or cash shall be delivered or paid with respect to the portion of such award so forfeited and canceled, in the event that the goals established for the Measurement Period are not achieved, all as prescribed by the Committee. The Committee shall cause each holder of Share Units to receive written notice of the goals established for the Measurement Period to which said Share Units relate, along with the forfeiture provisions relating to said Share Units. Even though performance goals established for each Measurement Period are met or exceeded, the Committee shall have the discretion, by participant, to reduce the amount of an award that would otherwise be paid or to determine that no portion should be paid. The Committee may not increase the amount of an award that would otherwise be paid.



Nothing contained in this Article VI or elsewhere in this plan shall eliminate, impair or otherwise affect the right of the Company to terminate or change the employment of any Officer at any time, and the award of Share Units to any such Officer shall not be deemed to, and shall not, result in any agreement, expressed or implied, by the Company to retain such employee in any specific position or in its employ for the duration of the Measurement Period with respect to such Share Units or for any other period. Subject to the provisions of this paragraph, each holder of Share Units may elect, by delivering written notice of such election to the Secretary of the Company during the period

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defined below, to surrender his or her right to receive up to one-half of the
Common Stock that would otherwise be issued with respect to such Share Units at the end of the Measurement Period, in exchange for the right to receive an amount of cash equal to the "Fair Market Value," as defined below, of the shares of Common Stock the right to which is so surrendered. In order to be effective, such written notice of election must be delivered to the Secretary of the Company during a period beginning on the third business day following release for publication (in the manner hereinafter set forth) of the Company's quarterly statements of sales and earnings for the third fiscal quarter of the third fiscal year of the Measurement Period and ending on the twelfth business day following said release for publication. Any such election shall be subject to the right of the Committee to disapprove the same, in whole or in part, at any time after such election but prior to the issuance of shares of Common Stock with respect to the particular Share Unit in accordance with the provisions of this plan. In the event of the death, disability or retirement of the Officer holding the Share Units, at any time during the Measurement Period to which said Share Units relate, the award shall be distributed as provided in Article VII hereof regardless of any election made by such Officer. The release for publication of the Company's quarterly statements as referred to in the first sentence of this paragraph shall be deemed to have been made at the time such data appears (i) on a wire service, (ii) in a financial news service, (iii) in a newspaper of general circulation or (iv) is otherwise made publicly available. For purposes of this paragraph, the "Fair Market Value" of the Common Stock shall be deemed to be the closing sale price thereof on the New York Stock Exchange on the day the Committee approves the payout of each award of Share Units, if any. In the event such date is not a business day or the shares of Common Stock did not trade on such business day, the "Fair Market Value" shall be deemed to be the closing sale price on the last previous day on which trading occurred in the Common Stock on such Exchange.



                                  ARTICLE VII

              DEATH, DISABILITY OR RETIREMENT OF ELIGIBLE OFFICER
                      OR CHANGE IN CONTROL OF THE COMPANY



(a) In the event of the termination of employment with the Company during any Measurement Period of any Officer who then holds Share Units under this plan by reason of the death or disability or retirement of such Officer, the Committee may, but shall not be obligated to waive the continuation of the employment requirement set forth in paragraph (a)(i) of Article VI above. In the event that such requirement is waived, such Officer or his estate, as the case may be, will be entitled to receive an award in cash equivalent to a pro rata portion of the amount which said Officer would have received, if the employment of such Officer had continued through the Measurement Period for such Share Units. For purposes of Article VI and this Article VII, an Eligible Officer shall not be deemed to have terminated his employment although he retires from said employment, if he continues to serve as an elected Officer of Equifax Inc. or a subsidiary of the Company and to serve as a Director of Equifax Inc.; said Officer shall be deemed to have terminated his employment when his term of office expires and he is not re-elected thereto, or when he is removed or resigns from office, if earlier.



(b)  This pro rata portion shall be computed as follows:


     (i) The shares of Common Stock shall be replaced with a cash amount equivalent to the "Fair Market Value" of said shares, as described in
          Article VI hereof;

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     (ii)   The sum resulting from the immediately preceding calculation will be added to the other cash portion of the award representing dividend equivalents, as described in Article II (9) hereof;



     (iii) The resulting sum will be multiplied by a fraction, the numerator of which shall be the number of full calendar months during the Measurement Period prior to the Officer's death, disability or retirement and the denominator of which shall be thirty-six (36).



(c) In the event of the termination of employment with the Company, for any reason, of any Officer after completing a Measurement Period, but before distribution of his award is made, such Officer or his estate, as the case may be, will be entitled to receive the shares of Common Stock and cash represented by the Share Units held by such Officer at the end of the Measurement Period to the same extent, in the same manner and at the same time as if the employment of such Officer had not terminated.



(d) If there is a "change in control of the Company," as hereinafter defined, during any Measurement Period, then, notwithstanding any other provision of this plan to the contrary, any Officer holding any Share Unit shall be irrevocably entitled to receive, in lieu of the cash and stock represented by the Share Unit, an amount in cash which is equal to the Fair Market Value of the stock, plus the cash which said Officer would have received in the absence of such "change of control of the Company," and said Officer shall be so entitled regardless of whether there is a change in employment status subsequent to such "change in control of the Company." Such payment will be made within sixty (60) days following the end of the applicable Measurement Period. In determining the amount of such cash payment, the aggregate Earnings Per Share for the Measurement Period will be the greater of actual Earnings Per Share for the Measurement Period or the result of projecting Earnings Per Share for the entire Measurement Period at the same annually compounded rate of increase of Earnings Per Share actually experienced by the Company over that portion of the Measurement Period prior to such "change of control of the Company." If twelve months of the Measurement Period have not occurred prior to the "change of control of the Company," then aggregate Earnings Per Share for the Measurement Period will be projected to be an amount such that the percentages of forfeitures and cancellations, as provided in Article VI, do not exceed the percentages of forfeitures and cancellations applicable to awards for the most recently completed Measurement Period. In determining the amount of cash payment under this paragraph VII (d), "Economic Value Added" for the Measurement Period will be the lesser of (a) the product of target EVA established for such share unit award multiplied by two, or (b) maximum EVA established for such share unit award. In determining the "Fair Market Value" of the Common Stock for purposes of such payment, the Fair Market Value of the Common Stock shall be the highest price at which the Common Stock of the Company traded on the New York Stock Exchange during the three (3) months immediately prior to the "change in control of the Company."



(e) For purposes of this Article VII, a "change in control of the Company" shall be deemed to have occurred upon the occurrence of any of the following events:



     (1) Voting Stock Accumulations.  The accumulation by any Person of
         ---------------------------
     Beneficial Ownership of twenty percent (20%) or more of the combined voting

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     power of the Company's Voting Stock; provided that for purposes of this
     SUBPARAGRAPH (E)(1), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company's Voting Stock results from any acquisition of Voting Stock (a) directly from the Company that is approved by the Incumbent Board, (b) by the Company, (c) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (d) by any Person pursuant to a Business Combination that complies with CLAUSES
     (A), (B) AND (C) of SUBPARAGRAPH (E)(2); or



     (2) Business Combinations.  Consummation of a Business Combination, unless,
         ----------------------
     immediately following that Business Combination, (a) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (b) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (c) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or



     (3) Sale of Assets.  A sale or other disposition of all or substantially
         ---------------
     all of the assets of the Company; or



     (4) Liquidations or Dissolutions.  Approval by the shareholders of the
         -----------------------------
     Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with CLAUSES (A), (B) AND
     (C) of SUBPARAGRAPH (E)(2) OF THIS ARTICLE VII.



For purposes of this ARTICLE VII, the following definitions will apply:

     "Beneficial Ownership" means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

     "Business Combination" means a reorganization, merger or consolidation of the Company.

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     "Eighty Percent (80%) Subsidiary" means an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

     "Incumbent Board" means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company's Board of Directors as of the date of this Letter or (b) members who become members of the Company's Board of Directors subsequent to the date of this Letter whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

     "Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

     "Voting Stock" means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity's Board of Directors.



                                 ARTICLE VIII

                           NO RIGHTS AS SHAREHOLDER;
                           NONALIENATION OF BENEFITS



Until such time as Common Stock represented by a Share Unit is delivered to the holder of such unit, such holder shall have no right, title or interest in any specific share or shares of Common Stock, no right to vote such Common Stock or to receive dividends thereon or any other right or privilege of a shareholder of the Company.



Neither Share Units, the certificates referred to in Article IX below nor any other right or benefit under this plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by the Company.

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                                 ARTICLE IX

                             CERTIFICATES OF AWARD



The Company shall execute and deliver to each Officer awarded Share Units a certificate, in the form prescribed by the Committee, evidencing such award and stating the date thereof and number of Share Units that are the subject of the award.



                                   ARTICLE X

                           REGISTRATION AND LISTING
                                OF COMMON STOCK

The Company may, at its discretion, cause the shares of Common Stock issued under this plan to be registered under the Securities Act of 1933, on Form S-8 or a substantially similar form, and to be registered under any applicable state securities laws, prior to the delivery of such shares. In the event that the issuance of any such shares is not so registered, the Company may require, as a condition to the issuance thereof, that the Officer to whom such shares are to be issued represent and warrant in writing to the Company that the shares are being acquired by him for investment for his own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares within the meaning of that Act, and a legend to that effect may be placed on the certificate(s) representing such shares.



The Company shall cause the shares of Common Stock to be issued under this plan to be listed on each securities exchange on which the Common Stock is listed prior to the delivery of such shares.



                                   ARTICLE XI

                           AMENDMENT, SUSPENSION OR
                              TERMINATION OF PLAN


The Board of Directors of the Company may amend, suspend or terminate this plan in whole or in part at any time; provided that no such amendment, suspension or termination shall adversely affect the rights of the holders of any Share Units then outstanding; and provided further that, without the approval of the shareholders of the Company, no modification of this plan by the Board of Directors shall increase the number of shares of Common Stock which may be issued hereunder.

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